EXHIBIT 10.27

EMPLOYMENT AMENDING AGREEMENT

THIS AGREEMENT, made as of the 28th day of June, 2007.

BETWEEN:

ONCOGENEX TECHNOLOGIES INC. a corporation incorporated under the laws of Canada and having an office at Vancouver, British Columbia

(together with any subsidiaries hereinafter referred to as the "Company").

OF THE FIRST PART

AND:

STEPHEN ANDERSON, an individual residing in West Vancouver, British Columbia

(hereinafter referred to as the "Employee")

OF THE SECOND PART

WHEREAS the Company and the Employee entered into an employment agreement dated January 9, 2006 (the “Employment Agreement”) relating to the employment of the Employee;

AND WHEREAS the Company and the Employee wish to amend the terms of the Employment Agreement as provided herein;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

1.	CONSTRUCTION

Terms having a capitalized first letter and not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

2.	AMENDMENT

Article 6.5(a) of the Employment Agreement is hereby deleted and replaced with the following:

“(a)     four (4) weeks notice plus an additional two weeks for each full year of the Employee’s employment at the date such notice is given (the “Severance Period”), to a maximum of twenty-six (26) weeks, or pay in lieu of notice (“Severance”) of an amount determined by multiplying the Employee’s average weekly earnings ((inclusive of Base Salary and Bonus) where such average is calculated over the 104 week period (or such lesser period if the Employee is terminated in accordance with this Article 6.5 less than 2 years from the Effective Date) immediately preceding the Severance Period) by the number of weeks in the Severance Period; or in the event of a “Change in Control” whereunder, in the event the Company undergoes a change of control resulting from a merger or acquisition with another entity, and the Employee is terminated, Severance amount equal to 12 months. The Severance may be paid to the Employee either in a lump sum or by equal weekly, semi-monthly or monthly installments for the duration of the Severance Period, at the Company’s sole discretion.”.

3.	GENERAL

The Employment Agreement as amended by this Agreement comprises the entire agreement between the Parties with respect to the Employee’s provision of services to the Company and replaces and supersedes any and all previous verbal or written agreements that may have been entered into. For clarity, except as provided in Article 2 herein, the Employment Agreement remains unamended and in full force and effect between the parties to this Agreement. This Agreement may not be amended or modified except by written amendment signed between the Parties hereto.

This Agreement may be executed by the parties in separate counterparts and by facsimile, each of which such counterparts when so executed and delivered shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ONCOGENEX TECHNOLOGIES INC. Per: /s/ Scott Cormack (Authorized Signatory)
/s/ Sandra Thomson Witness	/s/ Stephen Anderson STEPHEN ANDERSON